 UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 27, 2019

Charles River Laboratories International, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-15943	06-1397316
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

251 Ballardvale St., Wilmington, Massachusetts		01887
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (781) 222-6000

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement

On April 27, 2019, CTL International SAS, a French sociètè par actions simplièe (“CTL”) (the parent entity of Citoxlab Group, a French sociètè par actions simplièe (“Citoxlab”)), Charles River Nederland B.V. (“Charles River”), Charles River Laboratories International, Inc. (the “Company” or the “Registrant”), AXA LBO Fund V Supplementary FPCI, Jean-Françios Le Bigot, and certain equity holders of CTL, Blue Jazz and Blue Tango entered into a Share Sale and Purchase Agreement (the “Purchase Agreement”) pursuant to which Charles River agreed to purchase all of the securities of CTL for €448 million in cash (or approximately $500 million based on current exchange rates), subject to customary closing adjustments. The Purchase Agreement provided that Charles River and each of the security holders of CTL (the “Sellers”) make customary representations, warranties and covenants, including that the Sellers, to the extent of their respective authority, ensure that CTL conduct its business in the ordinary course and refrain from taking certain actions until the consummation of the share purchase. The Purchase Agreement provides that it may be terminated under specified circumstances, including if the Share Purchase is not consummated on or before October 31, 2019 (the “Outside Date”). If, as of such date, the share purchase had not occurred for the sole and exclusive reason that either of the closing conditions requiring the expiration or termination of the waiting period under (1) the merger control laws of the German Federal Cartel Office or (2) French investment control clearance is not satisfied, upon termination of the Purchase Agreement Charles River would be required to pay the Sellers a termination fee equal to the higher of (i) 4% of the closing purchase price and (ii) €18.2 million Euros, which would serve as Sellers’ sole and exclusive remedy upon such termination.

The foregoing description of the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Purchase Agreement, which is filed hereto as Exhibit 2.1.

Item 2.01 Completion of Acquisition or Disposition of Assets.

On April 29, 2019, in accordance with the terms and provisions of the Purchase Agreement, Charles River completed its acquisition of CTL, which is now a direct, wholly owned subsidiary of Charles River.

Charles River funded the purchase through a combination of cash on hand and proceeds from its $2.3 billion credit facility pursuant to the Eighth Amended and Restated Credit Agreement dated March 26, 2018, by and among Charles River, certain financial institutions and JPMorgan Chase Bank, N.A., as administrative agent (the “Credit Agreement”). The Credit Agreement is described in Item 2.03 of the Company’s Current Report on Form 8-K filed March 26, 2018, which description is incorporated by reference herein.

Item 7.01 Regulation FD Disclosure.

On April 29, 2019, the Company issued a press release announcing the completion of the acquisition. A copy of the press release is attached hereto as Exhibit 99.1. The information being furnished pursuant to Item 7.01, including Exhibit 99.1, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, nor shall it be deemed incorporated by reference into any filing under the Securities Act of 1933, except as expressly set forth by reference in such filing.

Item 9.01 Financial Statements and Exhibits.

2.1	Share Sale and Purchase Agreement dated April 27, 2019*
99.1	Press Release dated April 29, 2019 regarding completion of the acquisition.

*Certain schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K.  The Company agrees to furnish supplementally a copy of any omitted schedule and/or exhibit to the Securities and Exchange commission upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: May 1, 2019	CHARLES RIVER LABORATORIES INTERNATIONAL, INC. (Registrant)

	By:	/s/ Matthew Daniel
		Name:	Matthew Daniel
		Title:	Corporate Senior Vice President & Deputy General Counsel